                                                Filed Pursuant to Rule 424(b)(2)
                                               Registration File No.: 333-104274

PROSPECTUS

                        HALLMARK FINANCIAL SERVICES, INC.

                                25,000,000 Shares

                                 of Common Stock

            Our Board of Directors declared a dividend of rights to purchase our common stock to holders of record as of June 27, 2003.  Through this prospectus, we are offering the shares of common stock that rights holders may purchase upon exercising such subscription rights.

            You  received  one right for each share of common stock you owned on the record date of June 27, 2003.  Each right will entitle you to purchase  2.21 shares of our common stock at a subscription price of $0.40 per share.

            The rights are currently exercisable and will expire if they are not exercised by 5:00 p.m.,  New York City time,  on August 29, 2003.  We may extend the period for  exercising  the  rights in our sole  discretion.  If you want to exercise your rights,  you must submit your subscription  documents to us before the expiration  date.  Rights that are not exercised by the expiration date will expire and will have no value.

            The  proceeds  from the  exercise of rights will be used to repay an
outstanding  loan  made  to  us  by  Newcastle   Partners,   L.P.,  our  largest
stockholder. Any remaining proceeds will be used for working capital and general corporate purposes.  Mark E. Schwarz,  our chairman and chief executive officer, is an affiliate of Newcastle.

            Shares of our common stock are traded on the American Stock Exchange
Emerging Company  Marketplace  under the symbol "HAF. EC." On July 29, 2003, the last reported sales price for our common stock was $0.51 per share.

            AN  INVESTMENT  IN OUR  COMMON  STOCK  IS  VERY  RISKY.  YOU  SHOULD
CAREFULLY  CONSIDER  THE RISK  FACTORS  BEGINNING  ON PAGE 6 OF THIS  PROSPECTUS
BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS.

            NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE
SECURITIES  COMMISSION  HAS  APPROVED  OR  DISAPPROVED  OF THESE  SECURITIES  OR
DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

                  The date of this prospectus is July 31, 2003

                                TABLE OF CONTENTS

                                       i

            You should rely only on the  information in this  prospectus and the additional  information  described  under the  heading  "Where You Can Find More
Information."  We have not  authorized  any  other  person to  provide  you with different  information.  If anyone  provides you with different or  inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any  jurisdiction  where the offer or sale is not  permitted.  You should  assume  that  the  information  in this  prospectus  and the  additional information  described  under the heading "Where You Can Find More  Information"
were  accurate  on the date on the  front  cover  of the  prospectus  only.  Our business,  financial  condition,  results of  operations  and prospects may have changed since that date.

                    QUESTIONS AND ANSWERS ABOUT THIS OFFERING

            This  section   highlights   information   contained   elsewhere  or
incorporated by reference in this prospectus.  This section does not contain all of the important  information  that you should consider  before  exercising your subscription  rights and  investing  in our common  stock.  You should read this entire prospectus carefully.

Q:    WHAT ARE WE OFFERING IN THIS PROSPECTUS?

A:    Our  Board  of  Directors  has  declared  a  dividend  of  nontransferable subscription  rights to purchase shares of our common stock to each of our stockholders of record on June 27, 2003.  Through this prospectus,  we are offering  the shares of common  stock that  holders of rights may purchase upon exercise of their rights.

Q:    WHO MAY PARTICIPATE IN THIS OFFERING?

A:    Only  holders  of  record  of our  common  stock as of June  27,  2003 are entitled to participate  in this  offering.  Any attempt to participate in this  offering  by anyone  that was not a holder  of record of our  common stock on such date will be null and void.

Q:    WHAT IS A SUBSCRIPTION RIGHT?

A:    Each  subscription  right is a right to purchase 2.21 shares of our common
      stock  and  carries  with  it  a  basic  subscription   privilege  and  an
      over-subscription privilege.

Q:    WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

A:    The basic  subscription  privilege of each right  entitles you to purchase
      2.21  shares  of our  common  stock at a  subscription  price of $0.40 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. We will not distribute any fractional shares or pay cash in place of fractional  shares,  but we will round down the  aggregate  number of shares you are entitled to receive to the nearest whole number.

Q:    WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

A:    We do not expect that all of our  stockholders  will exercise all of their basic subscription  rights. By extending  over-subscription  privileges to our stockholders, we are providing stockholders that exercise all of their basic  subscription  privileges  with the  opportunity  to purchase  those shares that are not purchased by other stockholders. The over-subscription privilege of each right  entitles  you, if you fully  exercise  your basic subscription  privilege,  to subscribe for additional shares of our common stock  unclaimed by other holders of rights in this offering,  at the same subscription  price  per  share.  If an  insufficient  number of shares is available to fully satisfy all over-subscription  privilege requests,  the available shares will be distributed  proportionately among rights holders who exercised  their  over-subscription  privilege  based on the number of shares  each rights  holder  subscribed  for under the basic  subscription privilege.  The subscription agent will return any excess payments by mail without  interest  or  deduction  promptly  after  the  expiration  of the subscription period.

Q:    HOW LONG WILL THE SUBSCRIPTION PERIOD LAST?

A:    You  will be able to  exercise  your  subscription  rights  only  during a limited  period.  If you do not exercise your  subscription  rights before
      5:00 p.m.,  New York City  time,  on August 29,  2003,  your  subscription rights will expire. We may, in our sole discretion,  decide to extend this offering until some later time. If we extend the expiration  date, we will give oral or written  notice to the  subscription  agent on or before such expiration date,  followed by a press release no later than 9:00 a.m., New
      York City time,  on the next business day after the  previously  scheduled expiration date.

Q:    AM I REQUIRED TO SUBSCRIBE IN THIS OFFERING?

A:    No.

Q:    WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

A:    You will retain your current  number of shares of common stock even if you do not exercise your  subscription  rights.  If you choose not to exercise your subscription rights, then the percentage of our common stock that you own may  decrease.  The  magnitude  of the  reduction  of your  percentage ownership  will  depend  upon  the  extent  to  which  you and  the  other stockholders exercise your rights.

Q:    HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

A:    You may  exercise  your  subscription  rights by properly  completing  and signing your  subscription  certificate,  and delivering it and the rights certificate,  with full payment of the  subscription  price for the shares
      you  are   subscribing   (including   any   amounts   in  respect  of  the
      over-subscription privilege), to the subscription agent on or prior to the expiration  date. If you use the mail, we recommend  that you use insured, registered  mail,  return  receipt  requested.  If you cannot deliver your rights  certificate to the subscription  agent on time, you may follow the guaranteed delivery procedures  described under "The Offering - Guaranteed
      Delivery Procedures."

Q:    WHAT  SHOULD I DO IF I WANT TO  EXERCISE  MY  SUBSCRIPTION  RIGHTS  BUT MY
      SHARES ARE HELD IN THE NAME OF MY BROKER, CUSTODIAN BANK OR OTHER NOMINEE?

A:    If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this  offering.  If you wish to exercise  your  subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision,  you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial
      Owner  Election  Form." You  should  receive  this form from your  broker, custodian  bank or other nominee with the other  offering  materials.  You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in this offering but you have not received this form.

Q:    WHAT SHOULD I DO IF I WANT TO EXERCISE MY  SUBSCRIPTION  RIGHTS AND I AM A
      STOCKHOLDER IN A FOREIGN COUNTRY OR IN THE ARMED SERVICES?

A:    The subscription  agent will mail subscription  certificates to you if you are a rights  holder whose  address is outside the United States or if you have an Army Post Office or a Fleet Post Office address.  To exercise your rights,  you must notify the subscription  agent on or prior to 5:00 p.m.,
      New York City time, on August 29, 2003, and take all other steps which are necessary to exercise your rights, on or prior to that time. If you do not follow these  procedures  prior to the expiration  date,  your rights will expire.

Q:    WILL I BE  CHARGED  A  SALES  COMMISSION  OR A FEE BY  HALLMARK  FINANCIAL
      SERVICES IF I EXERCISE MY SUBSCRIPTION RIGHTS?

A:    No. We will not charge a brokerage  commission or a fee to rights  holders for exercising their subscription  rights.  However,  if you exercise your subscription  rights through a broker or nominee,  you will be responsible for any fees charged by your broker or nominee.

Q:    WHAT ARE THE UNITED STATES FEDERAL INCOME TAX  CONSEQUENCES  OF EXERCISING
      MY SUBSCRIPTION RIGHTS AS A HOLDER OF COMMON STOCK?

A:    A holder of common stock  generally will not recognize  income or loss for federal income tax purposes in connection  with the receipt or exercise of subscription  rights.  We urge you to consult  your own tax  advisor  with respect to the  particular tax  consequences  of this offering to you. See
      "Material United States Federal Income Tax Consequences."

Q:    HOW MANY SHARES MAY I PURCHASE?

A:    You will receive one nontransferable  subscription right for each share of common stock that you owned at the close of business on June 27, 2003, the record date. Each right contains the basic subscription  privilege and the over-subscription  privilege.  Each basic subscription  privilege entitles you to  purchase  2.21  shares of our  common  stock for $0.40 per  share.
      Fractional shares will be eliminated by rounding down the aggregate number of shares you are  entitled to receive to the nearest  whole  number.  See
      "The Offering - Subscription  Privileges - Basic Subscription  Privilege."
      The  over-subscription  privilege entitles you to subscribe for additional shares of our common stock at the same  subscription  price per share on a pro-rata  basis to the  number of shares  you  purchased  under your basic
      subscription   privilege,   provided   you  fully   exercise   your  basic
      subscription  privilege.  "Pro-rata"  means in proportion to the number of shares of our common stock that you and the other rights holders  electing
      to  exercise  their   over-subscription   privileges   have  purchased  by
      exercising the basic  subscription  privileges on their holdings of common stock.  See "The Offering -  Subscription  Privileges -  Over-Subscription
      Privilege."

Q:    WHEN  WILL I  RECEIVE  CERTIFICATES  FOR  THE  SHARES  PURCHASED  IN  THIS
      OFFERING?

A:    We will issue certificates  representing shares purchased in this offering to you or to the Depository Trust Company on your behalf,  as the case may be, as soon as practicable after the expiration of the subscription period and after all pro rata allocations and adjustments have been completed. We will not be able to  calculate  the  number of shares to be issued to each exercising  holder  until  5:00  p.m.,  New York City  time,  on the third business day after the expiration  date, which is the latest time by which subscription  rights  certificates  may be delivered  to the  subscription agent  under the  guaranteed  delivery  procedures  described  under  "The
      Offering - Guaranteed Delivery Procedures."

Q:    IF THIS  OFFERING  IS NOT  COMPLETED,  WILL  MY  SUBSCRIPTION  PAYMENT  BE
      REFUNDED TO ME?

A:    Yes.  The  subscription  agent will hold all funds it  receives  in escrow until completion of this offering. If this offering is not completed,  the
      subscription   agent  will  return   promptly,   without   interest,   all
      subscription payments.

Q:    HOW WAS THE SUBSCRIPTION PRICE ESTABLISHED?

A:    The subscription  price was established by our board of directors based on the  recommendation of a special  committee of directors,  excluding those directors  affiliated  with  Newcastle who did not  participate  (in their capacity as directors)  in the  discussion,  consideration  or voting with respect to these  matters.  These  factors  included the historic and then current  market price of our common  stock,  our business  prospects,  our recent  and  anticipated  operating  results,  general  conditions  in the securities markets, our need for capital, alternatives available to us for raising capital,  the amount of proceeds  desired,  the pricing of similar transactions,  the liquidity of our common stock, and the level of risk to our investors.

Q:    ARE THERE RISKS IN EXERCISING MY SUBSCRIPTION RIGHTS?

A:    Yes. The exercise of your rights  involves  risks.  Exercising your rights means  buying  additional  shares  of  our  common  stock  and  should  be considered as carefully as you would consider any other equity  investment in our company.  Among other  things,  you should  carefully  consider the risks described under the heading "Risk Factors," beginning on page 6.

Q:    AFTER I EXERCISE MY SUBSCRIPTION  RIGHTS,  CAN I CHANGE MY MIND AND CANCEL
      MY PURCHASE?

A:    No. Once you send in your subscription  certificate and payment you cannot revoke the exercise of your subscription  rights,  even if you later learn information  about us that you consider to be unfavorable  and even if the market  price of our common  stock is below the  subscription  price.  You should not exercise your  subscription  rights unless you are certain that you  wish  to  purchase  additional  shares  of our  common  stock  at the subscription price. See "The Offering - No Revocation."

Q:    MAY I TRANSFER MY  SUBSCRIPTION  RIGHTS IF I DO NOT WANT TO  PURCHASE  ANY
      SHARES?

A:    No. Should you choose not to exercise your  subscription  rights,  you may
      not  sell,  give  away  or  otherwise   transfer  your  rights.   However,
      subscription  rights will be  transferable  to affiliates of the recipient and by operation of law (for example, upon death of the recipient).

Q:    WHY IS HALLMARK FINANCIAL SERVICES ENGAGING IN THIS OFFERING?

A:    We are making this offering in order to raise $10.0 million in new capital to be used as follows:

      o   to repay an $8.6 million loan, and accrued interest, made by Newcastle
          Partners,  L.P.  (referred to as Newcastle) to us during 2002, that is evidenced by promissory  notes with an annual  interest rate of 11.75%
          (referred to as the Newcastle Notes), and

      o   as additional  working capital for our business and general  corporate purposes.

      Our  board of  directors  believes  that  this  offering  will  ultimately strengthen our financial  condition  through  generating  additional cash, reducing our indebtedness and increasing our stockholders' equity. We want to give you the opportunity to participate in this fund raising effort and to purchase additional shares of our common stock.

      For your  information,  Mark E. Schwarz,  our Chairman and Chief Executive
      Officer,  is the  managing  member of the  general  partner of the general partner of Newcastle.

Q:    WHAT IS THE BOARD OF DIRECTORS' RECOMMENDATION REGARDING THIS OFFERING?

A:    Our board of directors is not making any  recommendation as to whether you should  exercise  your  subscription  rights.  You are  urged to make your decision based on your own assessment of this offering and our company.

Q:    HOW MANY  SHARES  OF OUR  COMMON  STOCK  WILL BE  OUTSTANDING  AFTER  THIS
      OFFERING?

A:    As of June 30, 2003, we had  11,318,245  shares of common stock issued and outstanding.  We expect to issue up to 25,000,000 shares in this offering.
      After this offering,  we anticipate that we will have 36,318,245 shares of common  stock  outstanding.  Depending on the number of  subscriptions  we receive  from  stockholders,  this  offering  could  result in a change in control of Hallmark  Financial  Services because of the over  subscription privilege held by Newcastle. See "Risk Factors" beginning on page 6.

Q:    WILL THE NEW SHARES BE  INITIALLY  LISTED ON THE AMERICAN  STOCK  EXCHANGE
      EMERGING COMPANY MARKETPLACE AND TREATED LIKE OTHER SHARES?

A:    Yes. Our common stock is traded on the American  Stock  Exchange  Emerging
      Company  Marketplace  under the symbol "HAF.EC." We expect that the shares of common  stock issued in this  offering  will also be listed on the AMEX
      Emerging Company Marketplace under the same symbol.

Q:    HOW WILL THIS OFFERING AFFECT NEWCASTLE'S OWNERSHIP OF OUR COMMON STOCK?

A:    Newcastle   beneficially   owns  5,408,601  shares  of  our  common  stock
      (including  currently  exercisable  options to purchase  50,000  shares of common stock),  representing approximately 42.7% of our outstanding common stock and of the voting power of our outstanding voting securities.

      If no holders of subscription  rights other than Newcastle  exercise their
      rights   in  this   offering,   Newcastle   may,   as  a  result   of  its
      over-subscription   privilege,   own  approximately   30,408,601   shares,
      representing 80.7% of our outstanding common stock and of the voting power of our outstanding voting securities. If all rights holders exercise their basic  subscription  privileges in full,  then  Newcastle will continue to beneficially own approximately 42.7% of our common stock and of the voting power of our outstanding voting securities.

Q:    CAN THE BOARD OF DIRECTORS WITHDRAW THIS OFFERING?

A:    Yes. Our board of directors  may decide to withdraw  this  offering at any time for any reason. If we withdraw this offering, any money received from subscribing stockholders will be refunded promptly,  without interest. See
      "The Offering - Withdrawal and Amendment."

Q:    WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS OR NEED ASSISTANCE?

A:    If you have  questions  or need  assistance,  please  contact  Timothy  A.
      Bienek, our President and Chief Operating Officer,  or Securities Transfer
      Corporation,  the subscription  agent for this offering,  at the following addresses and telephone numbers:

                                Timothy A. Bienek
                        Hallmark Financial Services, Inc.
                           777 Main Street, Suite 1000
                             Fort Worth, Texas 76201
                                 (817) 348-1600

                                       or

                             The Subscription Agent:
                         Securities Transfer Corporation
                         2591 Dallas Parkway, Suite 102
                               Frisco, Texas 75034
                                 (469) 633-0101

      For a more  complete  description  of this  offering,  see "The  Offering"
      beginning on page 14.

                                  RISK FACTORS

            THE  EXERCISE OF YOUR  SUBSCRIPTION  RIGHTS FOR SHARES OF OUR COMMON
STOCK  INVOLVES  A HIGH  DEGREE  OF RISK.  YOU  SHOULD  CAREFULLY  CONSIDER  THE
FOLLOWING FACTORS AND OTHER  INFORMATION  PRESENTED OR INCORPORATED BY REFERENCE
IN THIS  PROSPECTUS  BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. IF WE DO NOT
SUCCESSFULLY  ADDRESS ANY ONE OR MORE OF THE RISKS DESCRIBED BELOW,  THERE COULD
BE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL  CONDITION,  OPERATING RESULTS AND
BUSINESS. WE CANNOT ASSURE YOU THAT WE WILL SUCCESSFULLY ADDRESS THESE RISKS.

RISKS RELATING TO OUR BUSINESS:

OUR  RESULTS   MAY   FLUCTUATE   AS  A  RESULT  OF   CYCLICAL   CHANGES  IN  THE
PROPERTY-CASUALTY INSURANCE INDUSTRY.

            All of our revenue is attributable to  property-casualty  insurance,
which  as  an  industry  is  cyclical  in  nature  and  has  historically   been
characterized  by soft  markets  followed  by hard  markets.  A soft market is a period  of  relatively  high  levels  of  price  competition,  less  restrictive underwriting  standards  and  generally  low premium  rates.  A hard market is a period  of  capital  shortages  resulting  in  lack of  insurance  availability, relatively low levels of competition,  more selective  underwriting of risks and relatively  high premium  rates.  The industry is currently  experiencing a hard market,  with premium rates increasing and more selective  underwriting of risks occurring.

OUR INDUSTRY IS VERY  COMPETITIVE,  WHICH MAY UNFAVORABLY  IMPACT OUR RESULTS OF
OPERATIONS.

            The  property-casualty   insurance  industry,  our  sole  source  of
revenue, is highly competitive and, except for regulatory considerations,  there are very few barriers to entry.  As of July 11, 2002,  A.M. Best  Company,  Inc.
reported that there were 2,874  property-casualty  insurance companies and 1,829 property-casualty  insurance  groups  operating  in the  United  States.  In the personal lines markets we compete with large national  insurance  companies such as Allstate, State Farm, and Progressive,  as well as a large number of regional insurance companies and managing general agents. In the commercial lines markets we compete with large national carriers such as Hartford,  Zurich and Safeco, as well as a number of regional  insurance  companies and managing  general agents.
Our competition  includes entities which have, or are affiliated with,  entities that have greater financial and other resources than we have.

ESTIMATING  RESERVES IS  INHERENTLY  UNCERTAIN  AND IF OUR LOSS RESERVES ARE NOT
ADEQUATE, IT WILL HAVE AN UNFAVORABLE IMPACT ON OUR RESULTS.

            We maintain  loss reserves to cover  estimated  liability for unpaid losses and loss adjustment expenses, including legal and other fees as well as a portion of general  expenses,  for reported and unreported claims incurred as of the end of each accounting period.  Reserves represent management's estimates of what the  ultimate  settlement  and  administration  of claims will cost.  These
estimates,   which  generally  involve  actuarial  projections,   are  based  on
management's  assessment  of facts  and  circumstances  then  known,  as well as estimates of future trends in claim severity,  frequency,  judicial  theories of liability,  and other factors. These variables are affected by both internal and external  events,  such as  changes  in claim  handling  procedures,  inflation, judicial  trends and legislative  changes.  Many of these items are not directly quantifiable in advance. Additionally,  there may be a significant reporting lag between  the  occurrence  of an event  and the time it is  reported  to us.  The inherent  uncertainties of estimating  reserves are greater for certain types of liabilities,  particularly those in which the various  considerations  affecting the type of claim are  subject to change  and in which long  periods of time may elapse before a definitive determination of liability is made. Reserve estimates are continually  refined in a regular and ongoing process as experience develops and further  claims are  reported  and  settled.  Adjustments  to  reserves  are reflected  in the results of the periods in which such  estimates  are  changed.
Because  settling  reserves is inherently  uncertain,  there can be no assurance that the current reserves will prove adequate.

            During 2002 and 2001, loss and loss adjustment expense reserves were increased  $177,000 and $522,000 for prior  accident  years,  respectively.  The increases represented, as compared to beginning of year loss and loss adjustment expense  reserves,  a 2.2%  increase in 2002 and 7.0%  increase in 2001. We have established  our loss and loss adjustment  expense  reserves at a level slightly above the mid-point of the range established by our actuaries.

OUR RESULTS  MAY BE  UNFAVORABLY  IMPACTED  IF WE ARE UNABLE TO OBTAIN  ADEQUATE
REINSURANCE.

            If we are unable to obtain adequate  reinsurance  protection for the risks we have  underwritten,  we will  either be exposed to greater  losses from these risks or we will reduce the level of business  that we  underwrite,  which will reduce our revenue.  The amount,  availability  and cost of reinsurance are subject to prevailing market  conditions beyond our control,  and may affect our ability to write additional premiums as well as our profitability.

            We currently reinsure 55% of our Texas non-standard auto business to
Dorinco Re, our sole  reinsurer.  Dorinco Re has been a reinsurer  of ours since
July 1, 1996.  The current  contract  with  Dorinco  renews  annually and if the contract  is not  renewed,  we will be  required  to  enter  into a  reinsurance agreement with another  reinsurance company or reduce the level of business that we  underwrite.  We  cannot  be  certain  the we would  be able to enter  into a contract with another reinsurance  company, or that such contract would have the same terms and conditions as the contract with Dorinco Re.

IF THE COMPANIES THAT PROVIDE OUR  REINSURANCE DO NOT PAY ALL OF OUR CLAIMS,  WE
COULD INCUR SEVERE LOSSES.

            We purchase reinsurance by transferring, or ceding, part of the risk we have assumed to a reinsurance  company in exchange for part of the premium we receive in connection with the risk.  Although  reinsurance  makes the reinsurer liable to us to the extent the risk is transferred or ceded to the reinsurer, it does not relieve  us, the  reinsured,  of our  liability  to our  policyholders.
Accordingly,  we bear  credit  risk with  respect to our  reinsurers.  We cannot assure that our reinsurers will pay all of our reinsurance  claims, or that they will pay our claims on a timely basis.

CATASTROPHIC  LOSSES MAY ADVERSELY  AFFECT OUR RESULTS OF OPERATIONS,  LIQUIDITY
AND FINANCIAL CONDITION.

            Property-casualty  insurance companies are subject to claims arising out of  catastrophes  that may have a  significant  affect on their  results  of operations,  liquidity and financial  condition.  Catastrophes  can be caused by various events,  including  hurricanes,  windstorms,  earthquakes,  hail storms, explosions,  severe winter  weather and fires and may include  man-made  events, such as the September 11, 2001 terrorist attacks on the World Trade Center.  The incidence, frequency, and severity of catastrophes are inherently unpredictable.
The extent of losses from a  catastrophe  is a function of both the total amount of insured  exposure in the area  affected by the event and the  severity of the event.

OUR  RESULTS  MAY  BE  UNFAVORABLY  IMPACTED  IF  WE  LOSE  OUR  GENERAL  AGENCY
APPOINTMENT IN OUR COMMERCIAL LINES GROUP OPERATIONS.

            In our  Commercial  Lines Group  Operations  we are  appointed  as a general agent by Clarendon National Insurance Company, which is our sole general agency appointment.  The general agency agreement with Clarendon began in August
2000 and is  continuous  until  cancelled.  Under  the  terms of the  agreement,
Clarendon is required to provide at least 180 days notice prior to canceling the contract.  If the  agreement  is  canceled,  we will be required to enter into a general  agency  agreement  with a  different  insurance  company.  We cannot be certain  that we would be able to enter into such an agreement or that the terms of such  agreement  would be on the same terms and  conditions  as the agreement with Clarendon.

WE ARE SUBJECT TO COMPREHENSIVE  REGULATION,  AND OUR RESULTS MAY BE UNFAVORABLY
IMPACTED BY THESE REGULATIONS.

            We  are  subject  to  comprehensive   governmental   regulation  and
supervision. Most insurance regulations are designed to protect the interests of policyholders  rather than of the of the stockholders and other investors of the insurance companies. These regulations, generally administered by the department of  insurance  in each state in which we do  business,  relate to,  among  other things;

            o    Approval of policy forms and rates,

            o    Standards   of   solvency,   including   risk   based   capital
                 measurements  (which are a measure  developed  by the  National
                 Association  of Insurance  Commissioners  and used by the state insurance  regulators  to  identify  insurance  companies  that potentially are inadequately capitalized),

            o    Licensing of insurers and their agents,

            o    Restrictions  on  the  nature,  quality  and  concentration  of investments,

            o    Restrictions   on  the   ability  of  our   insurance   company
                 subsidiaries to pay dividends,

            o    Restrictions  on  transactions  between the  insurance  company subsidiaries and their affiliates,

            o    Requiring certain methods of accounting,

            o    Periodic examinations of operations and finances,

            o    Prescribing  the form  and  content  of  records  of  financial condition to be filed, and

            o    Requiring  reserves  for  unearned  premium,  losses  and other purposes.

            State insurance  departments also conduct  periodic  examinations of the  affairs  of  insurance  companies  and  require  filing of annual and other reports  relating to the  financial  condition of insurance  companies,  holding company  issues and other  matters.  Our  business  depends on  compliance  with applicable  laws and  regulations and our ability to maintain valid licenses and approvals for our operations. Regulatory authorities may deny or revoke licenses for various reasons,  including violations of regulations.  Changes in the level of  regulation  of the  insurance  industry  or changes  in laws or  regulations themselves or interpretations by regulatory  authorities,  could have a material adverse affect on our operations.

            During  2002,  and  for the  three  months  ended  March  31,  2003, approximately 56% and 54%, respectively, of our written premium was in the State of Texas. During such periods,  approximately 71% and 73%, respectively,  of the written  premium  in  the  State  of  Texas  was in  the  non-standard  personal automobile  line of  business.  On June 10,  2003,  the Governor of Texas signed legislation Senate Bill 14, which has been described as comprehensive  insurance reform effecting  homeowners and personal automobile  business.  With respect to personal  automobile  insurance,  the most  significant  provisions  provide for additional rate  regulation and  limitations on the use of credit scoring.  With the new law, broadened  rulemaking  authority has been given to the Commissioner of Insurance.

            The Company  currently  writes all of its Texas personal  automobile business pursuant to a fronting arrangement with a Texas County Mutual Insurance
Company. Although the new reforms are significant, the primary rating regulation provisions do not apply directly to the Company due to an exemption that applies to certain County Mutual Insurance Companies. Additionally, the Company does not currently use credit or insurance  scoring models.  Although we currently do not believe the changes outlined in Senate Bill 14 have a material adverse affect on our operations,  the Commissioner has been given broad rulemaking  authority and we cannot  determine  the  ultimate  outcome  and the impact it will have on our business until certain rules are developed by the Commissioner. Any rule changes that would  affect our  ability to charge  adequate  rates for the  non-standard automobile line of business in the State of Texas would have a material  adverse effect on our operations.

STATE STATUTES LIMIT THE AGGREGATE AMOUNT OF DIVIDENDS THAT OUR SUBSIDIARIES MAY
PAY US, THEREBY LIMITING OUR FUNDS TO PAY EXPENSES AND DIVIDENDS.

            We are a holding  company and a legal  entity  separate and distinct
from  our  insurance  company   subsidiaries  and  our   non-insurance   company
subsidiaries.  As a holding company without  significant  operations of our own, our principal sources of funds are dividends and other sources of funds from our subsidiaries.  State  insurance laws limit the ability of our insurance  company subsidiaries  to pay dividends  and require the insurance  companies to maintain specified levels of statutory capital and surplus. These restrictions affect the ability of the  insurance  company  subsidiaries  to pay dividends and use their capital in other ways. Our rights to participate in any  distribution  of assets
of  the  insurance   company   subsidiaries  are  subject  to  prior  claims  of
policyholders  and creditors (except to the extent that our rights, if any, as a creditor are recognized).  Consequently,  our ability to pay debts, expenses and cash dividends to our stockholders may be limited.

            The maximum dividend that can be paid by American Hallmark Insurance
Company of Texas, without prior regulatory  approval,  is limited to the greater of 10% of  policyholders'  surplus as of the preceding  calendar year end or the statutory  net income of the  preceding  calendar  year.  The  maximum  dividend payout, which may be made without prior regulatory approval,  is $839,380 during
2003.

            The maximum dividend that can be paid by Phoenix Indemnity Insurance
Company,  without prior regulatory approval,  is limited to the lesser of 10% of policyholders'  surplus as of the preceding  calendar year end or net investment income for the preceding  calendar year. The maximum dividend payout,  which may be made without prior regulatory approval, is $601,688 during 2003.

            As of March 31,  2003,  there was  $302,907  in cash at the  holding company level. The operating cash requirements of the holding company, including all current debt  obligations of the holding  company (with the exception of the

Newcastle Notes) are anticipated to be adequately funded from dividends from the insurance  subsidiaries,  management  fees from the insurance  subsidiaries  and payments under tax sharing agreements with subsidiaries.

            In the event this  offering did not raise  sufficient  cash to repay the Newcastle Notes,  there would be insufficient cash at the holding company to repay the Newcastle Notes.

OUR INSURANCE  COMPANY  SUBSIDIARIES  ARE SUBJECT TO MINIMUM CAPITAL AND SURPLUS
REQUIREMENTS.  FAILURE TO MEET THESE REQUIREMENTS COULD SUBJECT US TO REGULATORY
ACTION.

            Our insurance  company  subsidiaries  are subject to minimum capital and  surplus  requirements  imposed  under  the laws of Texas and  Arizona.  Any failure by one of the insurance company subsidiaries to meet minimum capital and surplus  requirements  imposed  by  applicable  state  law  will  subject  it to corrective action,  including  requiring  adoption of a comprehensive  financial plan, examination and the issuance of a corrective order by the applicable state insurance  department,  revocation of its license to sell insurance  products or placing the subsidiary under state regulatory  control.  Any new minimum capital and surplus  requirements  adopted in the future may require us to increase  the capital and surplus of our insurance  company  subsidiaries  which we may not be able to do.

            As of March 31, 2003,  American Hallmark  Insurance Company of Texas
and Phoenix  Indemnity  Insurance Company had statutory capital and surplus that exceeded the minimum policyholders' surplus required by state regulators by 322%
and 587%, respectively.

THE LOSS OF KEY EXECUTIVES COULD DISRUPT OUR BUSINESS.

            Our success  will depend in part upon the  continued  service of our
Chairman and Chief  Executive  Officer,  Mark E. Schwarz and our  President  and
Chief Operating Officer,  Timothy A. Bienek.  Messrs.  Schwarz and Bienek do not
have employment  agreements with us. We do not have key person  insurance on the lives of Messrs. Schwarz and Bienek. Our success will also depend on our ability to attract  and retain  additional  executives  and  personnel.  The loss of key personnel could cause disruption in our business.

ADVERSE  SECURITIES MARKET CONDITIONS CAN HAVE A SIGNIFICANT AND NEGATIVE IMPACT
ON OUR INVESTMENT PORTFOLIO.

            Our results of operations  depend in part on the  performance of our invested  assets.  As of March 31, 2003,  69% of our  investment  portfolio  was invested in fixed maturity securities.  Certain risks are inherent in connection with fixed maturity securities  including loss upon default and price volatility in reaction to changes in interest rates and general market factors. In general, the fair market  value of a portfolio of fixed  income  securities  increases or decreases  inversely  with  changes  in the  market  interest  rates,  while net investment  income realized from future  investments in fixed income  securities increases or decreases along with interest rates. In addition, some of our fixed income  securities  have call or  prepayment  options.  This could subject us to reinvestment  risk should  interest rates fall or issuers call their  securities and we reinvest  proceeds at lower interest  rates.  We attempt to mitigate this risk by investing  in  securities  with varied  maturity  dates,  so that only a portion of the portfolio will mature at any point in time.  Furthermore,  actual net investment  income and/or cash flows from  investments that carry prepayment risk (such as mortgage-back and other  asset-backed  securities) may differ from those  anticipated  at the time of  investment  as a  result  of  interest  rate fluctuations.  An investment has  prepayment  risk when there is a risk that the timing of cash flows that result from the  repayment  of  principal  might occur earlier  than  anticipated  because of  declining  interest  rates or later than anticipated because of rising interest rates. The fair value of our fixed income securities as of March 31, 2003 was $16.0 million. If market interest rates were to  change  1%,  (e.g.  from 5% to 6%),  the  fair  value  of our  fixed  income securities  would change  approximately  $0.6 million as of March 31, 2003.  The change  in fair  value  was  determined  using  duration  modeling  assuming  no prepayments.

            Historically,  the impact of market  fluctuations  has only slightly
affected  our  financial   statements  since  we  used  an  investment  strategy
classified as "held to maturity." In 2003, we changed the  classification of our investment portfolio to "available for sale." A classification of "available for sale"  means  that  changes  in the  fair  market  value of our  securities  are reflected in our other  comprehensive  income section of  stockholders'  equity.
Fluctuations  in the fair market  value of fixed income  securities  may greatly reduce the value of our  investment  portfolio  and, as a result,  our financial condition may suffer. In addition to the general risks described above, although we maintain an investment grade portfolio  (fixed income  securities - 71% U. S.
government or U.S. government agencies, 16% municipals and 13% other), our fixed income  securities are also subject to credit risk. If any of the issuers of our fixed income  securities  suffer  financial set backs,  the ratings on the fixed income  securities could fall (with a concurrent fall in market value) and, in a worst case scenario, the issuer could default on its obligations. Because of the change in classification of investments to available for sale, future changes in the fair market value of our securities will be reflected in other comprehensive income. Similar treatment is not available for liabilities.  Therefore, interest rate  fluctuations  could  adversely  affect  our  shareholders'  equity,  total comprehensive income and/or our cash flows.

SINCE WE ARE RELIANT ON INDEPENDENT AGENTS TO MARKET OUR PRODUCTS, THEIR FAILURE
TO DO SO WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

            We principally  market our insurance  programs  through  independent insurance  agents.  As a result,  our business  depends in part on the marketing efforts of these  agents  and on our  ability to offer  insurance  products  and services that meet the requirements of the agents and customers of these agents.
The agents,  however, are not obligated to sell or promote our products and many sell or promote competitors' insurance products in addition to our products. The failure  or  inability  of  insurance  agents to market our  insurance  products successfully  could have a material  adverse  impact on our business,  financial condition and results of operations.

            During 2002, our top 10 agency groups produced  approximately 15% of our total written  premium and no individual  agent or group  produced more than
3.5% of our total written premium.

MARK  E.  SCHWARZ,  OUR  CHAIRMAN  AND  CHIEF  EXECUTIVE  OFFICER,  THROUGH  HIS
AFFILIATION WITH NEWCASTLE PARTNERS,  L.P., HAS THE ABILITY TO EXERT SIGNIFICANT
INFLUENCE  OVER OUR  OPERATIONS AND MAY HAVE INTERESTS THAT DIFFER FROM THOSE OF
OUR OTHER STOCKHOLDERS.

            Newcastle  Partners,  L.P.  beneficially  owns  approximately  42.7%
(including  outstanding options) of our common stock prior to this offering.  If no  stockholders  other  than  Newcastle  exercise  their  subscription  rights,
Newcastle will purchase all of the shares in this offering,  thereby  increasing its ownership to approximately  80.7%. Mark E. Schwarz,  has sole investment and voting control over the shares  beneficially owned by Newcastle and thus has the ability to exert significant influence over our policies and affairs,  including the election of our board of directors and the approval of any action  requiring stockholder  vote,  such as  amendments  to our  Articles  of  Incorporation  or
Regulations and approving  mergers or sales of substantially  all of our assets.
The  interests of Mark E. Schwarz and Newcastle may differ from the interests of our other  stockholders  in some  respects and Mark E. Schwarz and Newcastle may take action adverse to our other stockholders.

RISKS RELATING TO THIS OFFERING:

THE  SUBSCRIPTION  PRICE PER SHARE IS NOT AN INDICATION OF OUR VALUE AND YOU MAY
NOT BE ABLE TO SELL SHARES  PURCHASED  UPON THE  EXERCISE  OF YOUR  SUBSCRIPTION
RIGHTS AT A PRICE EQUAL TO OR GREATER THAN THE SUBSCRIPTION PRICE.

            The  subscription  price per  share  does not  necessarily  bear any relationship to the book value of our assets, operations,  cash flows, earnings, financial  condition or any other  established  criteria for value. As a result, you should not consider the  subscription  price as an indication of the current value of our company or our common stock.  We cannot assure you that you will be able to sell shares  purchased  in this  offering at a price equal to or greater than the subscription price.

THIS  OFFERING MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECREASE  IMMEDIATELY,
AND THIS DECREASE MAY CONTINUE.

            The subscription  price per share equals 55.0% of the current market price of our common  stock  determined  by  averaging  the closing  price of our common stock on the AMEX for the five preceding  trading days ending on July 29,
2003.  This  discount,  along  with the number of shares we propose to issue and ultimately will issue if this offering is completed,  may result in an immediate decrease in the market  value of our common  stock.  This  decrease may continue after the completion of this offering.

AS A HOLDER  OF  COMMON  STOCK,  YOU MAY  SUFFER  SIGNIFICANT  DILUTION  OF YOUR
PERCENTAGE OWNERSHIP OF OUR COMMON STOCK.

            If you do not  exercise  your  subscription  rights  and  shares are purchased by other stockholders in this offering,  your proportionate voting and ownership  interest will be reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription  rights will be diluted.  For example,  if you own 200,000  shares of our common stock before this offering,  or approximately  1.6% of our outstanding  common stock, and you exercise none of your subscription  rights while all other  subscription  rights

                                       10

are exercised by other  stockholders,  then your  percentage  ownership would be reduced  to  approximately  0.55%.  The  magnitude  of  the  reduction  of  your percentage  ownership  will  depend upon the extent to which you  exercise  your subscription rights.

ONCE YOU EXERCISE  YOUR  SUBSCRIPTION  RIGHTS,  YOU MAY NOT REVOKE SUCH EXERCISE
EVEN IF THERE IS A DECLINE IN OUR COMMON STOCK PRICE.

            The public  trading  market  price of our common  stock may  decline after you elect to exercise your subscription  rights.  If that occurs,  you may have  committed  to buy shares of common  stock at a price above the  prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of  subscription  rights you will be able to sell your  shares of common  stock at a price  equal to or  greater  than the subscription price.

YOU MAY NOT REVOKE THE  EXERCISE  OF YOUR RIGHTS EVEN IF WE DECIDE TO EXTEND THE
EXPIRATION DATE OF THE SUBSCRIPTION PERIOD.

            We may, in our sole  discretion,  extend the expiration  date of the subscription  period.  During any potential  extension of time, our common stock price may  decline  below the  subscription  price and  result in a loss on your investment upon the exercise of rights to acquire shares of our common stock. If the expiration  date is extended after you send in your  subscription  forms and payment, you still may not revoke or change your exercise of rights.

YOU WILL NOT RECEIVE INTEREST ON SUBSCRIPTION FUNDS RETURNED TO YOU.

            If we cancel this offering,  neither we nor the  subscription  agent will have any  obligation  with  respect to the  subscription  rights  except to return, without interest, any subscription payments to you.

THE  SUBSCRIPTION  RIGHTS  ARE NOT  TRANSFERABLE  AND THERE IS NO MARKET FOR THE
SUBSCRIPTION RIGHTS.

            You may not sell, give away or otherwise  transfer your subscription rights. The subscription  rights are only transferable to your affiliates and by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly  realize any value  associated with the subscription  rights. You must exercise the subscription  rights and acquire additional shares of our common stock to realize any value.

BECAUSE WE MAY TERMINATE THIS OFFERING,  YOUR  PARTICIPATION  IN THE OFFERING IS
NOT ASSURED.

            Once you exercise your subscription  rights,  you may not revoke the exercise for any reason unless we amend this offering. If we decide to terminate the offering,  we will not have any obligation with respect to the  subscription rights except to return any subscription payments, without interest.

YOU NEED TO ACT PROMPTLY AND FOLLOW  SUBSCRIPTION  INSTRUCTIONS,  OTHERWISE YOUR
SUBSCRIPTION MAY BE REJECTED.

            Stockholders who desire to purchase shares in this offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date. If you fail to complete and sign the required  subscription forms, send an
incorrect   payment  amount,  or  otherwise  fail  to  follow  the  subscription procedures that apply to your desired  transaction,  the subscription agent may, depending on the  circumstances,  reject your  subscription  or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you  concerning,  or attempt to correct,  an  incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

MOST,  IF NOT ALL, OF THE PROCEEDS OF THIS OFFERING WILL BE USED TO REPAY A LOAN
TO AN AFFILIATE AND THEREFOR WILL NOT BE AVAILABLE FOR WORKING  CAPITAL OR OTHER
GENERAL CORPORATE PURPOSES.

            The  proceeds  from  this  offering  will be used to repay  the $8.6 million  bridge loan from  Newcastle,  our  largest  stockholder,  plus  accrued interest on such loan.  Therefore,  most,  if not all,  of the  proceeds of this offering  will not be  available  to us for  working  capital  or other  general corporate purposes.  Mark E. Schwarz,  our Chairman and Chief Executive Officer,
is the  managing  member of the  general  partners  of the  general  partner  of
Newcastle.

                                       11

RISKS RELATING TO OUR COMMON STOCK:

OUR COMMON STOCK IS VOLATILE AND THE VALUE OF ANY INVESTMENT IN OUR COMMON STOCK
MAY FLUCTUATE.

            The  market  price for our common  stock has been,  and is likely to continue to be, highly  volatile.  The market for our common stock is subject to fluctuations as a result of a variety of factors,  including  factors beyond our control. These include:

            o    current  expectations of our future revenue and earnings growth rates;

            o    changes in market valuations of similar companies;

            o    conditions or trends in the industry;

            o    general market and economic conditions; and

            o    other events or factors that are unforeseen.

            Our  common  stock  has  traded  on the  American  Stock  Exchange's
Emerging Marketplace under the symbol "HAF.EC" since January 6, 1994. During the past two years, the price per share of our common stock has ranged from a low of
$0.30 to a high of $1.15. See "Price Range of Common Stock."

SINCE WE DO NOT INTEND TO PAY  DIVIDENDS  ON SHARES OF OUR  COMMON  STOCK IN THE
FORESEEABLE  FUTURE, AN INVESTOR WILL ONLY SEE A RETURN ON HIS INVESTMENT IF THE
VALUE OF THE SHARES APPRECIATES.

            We currently expect to retain our future earnings, if any, to reduce debt and for use in the operation of our business.  We do not anticipate  paying any cash  dividends  on shares of our common  stock in the  foreseeable  future.
Therefore,  an investor will only see a return on his investment if the value of the shares appreciates.

                                   OUR COMPANY

            We engage in the sale of property and casualty  insurance  products.
Our  business  involves (i)  marketing,  underwriting  and premium  financing of non-standard  personal automobile  insurance primarily in Texas, Arizona and New
Mexico,  (ii)  commercial  insurance  in Texas,  New Mexico,  Idaho,  Oregon and
Washington,  (iii) third party claims  administration  and (iv) other  insurance related  services.  Our  principal  executive  offices  are  located at 777 Main
Street,  Suite 1000, Fort Worth,  Texas 76201, and our telephone number is (817)
348-1600.

                                 USE OF PROCEEDS

            The gross proceeds from the exercise of the  subscription  rights in this offering will be approximately  $10.0 million.  We will use the proceeds of this  offering to fully repay $8.6 million in loans,  plus  accrued  interest on such loans, made to us by Newcastle.

            On November 1, 2002,  Newcastle  Partners,  L.P. provided an interim financing facility to us, whereby we could borrow up to $9 million.  On November
1, 2002, we borrowed $6.5 million to purchase,  at a discount,  a $14.85 million promissory note in default, payable by Millers American Group, Inc. ("Millers").
In addition,  on December 3, 2002, we borrowed an  additional  $2.1 million from
Newcastle Partners to purchase the Commercial Lines Group from Millers Insurance
Company  ("MIC").  The  purchase  of  the  note  receivable  was  determined  by arm's-length  negotiations  between us and the seller of the note. The purchased note is  guaranteed  by  Trilogy  Holdings,  Inc.  ("Trilogy"),  a  wholly-owned intermediate holding company subsidiary of Millers, and is secured by all of the issued and outstanding  common stock of Millers  Insurance  Company  ("MIC"),  a
Texas based  property  and casualty  insurance  carrier,  and Phoenix  Indemnity
Insurance Company ("Phoenix"),  an Arizona based property and casualty insurance carrier, each of which is a wholly-owned subsidiary of Trilogy.

            Our  primary  purpose  for  acquiring  the  note  receivable  was to exchange a portion of the note  receivable  for 100% of the  outstanding  common stock of Phoenix. Effective January 1, 2003, we exchanged $7 million of the note receivable for 100% of the outstanding  common stock of Phoenix.  As of December
31,  2002 the  book  value of  Phoenix  was  approximately  $15.6  million.  The acquisition  allowed us to expand our current  property and casualty  operations into additional  states outside our traditional  Texas base. The remaining $7.85 million  principal  balance of the note  receivable  exceeded  our basis in such note, and therefore  could not be carried on our balance  sheet.  We also do not

                                       12

have any unpaid or accrued interest on such note reflected on our balance sheet.
We do not expect to collect any additional amounts on the note receivable due to the fact that  Millers is a holding  company,  which no longer  has any  ongoing operations.  Millers' principal operating subsidiaries were Phoenix and MIC. MIC was placed in  receivership  by the Texas  Department  of  Insurance in February
2003. At this time,  Millers has no known  operations or material  assets of any kind.

            The interim financing facility provides for fixed interest rate of
11.75%. The unpaid principal balance and accrued and unpaid interest is due and payable at any time after September 30, 2003.

            Mark E. Schwarz,  our Chairman and Chief Executive  Officer,  is the
managing member of Newcastle Capital Group, L.L.C., which is the general partner of Newcastle Capital  Management,  L.P., which in turn is the general partner of
Newcastle Partners, L.P.

            We intend to use the remaining  net proceeds,  if any, as additional working capital for our business and for other general corporate purposes.

                                 CAPITALIZATION

            The  following  table sets forth our  summary  capitalization  as of
March 31, 2003 on an historical basis and should be read in conjunction with our financial  statements  and notes  thereto  incorporated  by reference  into this prospectus.  The table also  includes  our  capitalization  on a pro forma basis assuming the completion of this offering and the use of the net proceeds for the repayment  of  the  Newcastle  Notes,  but  prior  to the  use of the  remaining proceeds. See "Use of Proceeds."

                                                           Actual       Pro Forma
                                                           ------       ---------
                                                      (in thousands) (in thousands)

Total debt (excluding advances for financed premiums)
Short-term debt ..................................         8,600              0
Long-term debt ...................................         1,565          1,565

            Total debt ...........................      $ 10,165       $  1,565

Stockholders' equity:
      Common stock, $.03 par value, authorized
      100,000,000 shares, issued 11,855,610 ......      $    356       $  1,106
      Capital in excess of par value .............        10,725         19,975
      Retained earnings ..........................         7,067          7,067
      Accumulated other comprehensive income
      (loss) .....................................          (127)          (127)
      Treasury stock, 806,477 shares, at cost ....          (892)          (892)

            Total stockholders' equity ...........        17,129         27,129

Total capitalization .............................      $ 27,294       $ 28,694

                                       13

                           PRICE RANGE OF COMMON STOCK

            Our common stock has traded on the American Stock Exchange  Emerging
Company Marketplace under the symbol "HAF.EC" since January 6, 1994. On July 29,
2003,  the closing price of our common stock was $0.51 per share.  The following table  shows the common  stock's  high and low sales  prices on the AMEX for the periods indicated.

            PERIOD                            HIGH SALE           LOW SALE

            2001:
            First Quarter                     $   0.69             $   0.50
            Second Quarter                        0.65                 0.50
            Third Quarter                         0.61                 0.43
            Fourth Quarter                        0.60                 0.40

            2002:
            First Quarter                     $   0.60             $   0.40
            Second Quarter                        0.60                 0.40
            Third Quarter                         0.54                 0.35
            Fourth Quarter                        0.70                 0.30

            2003:
            First Quarter                     $   0.75             $   0.50
            Second Quarter                        0.95                 0.65
            Third Quarter (through July 29)       1.15                 0.51

            On July 29,  2003 there were  approximately  160 record  holders and approximately 560 beneficial stockholders of our common stock.

            We have never paid  dividends  on our common  stock and we intend to continue this policy for the foreseeable  future in order to retain earnings for development of our business.

                                  THE OFFERING

            Our Board of Directors  has proposed that we attempt to raise equity capital through this offering to all of our stockholders and to use the proceeds from the subscription of such rights to repay the Newcastle Notes. Any remaining proceeds  would be used for  working  capital  purposes.  The Board  declared  a dividend of rights to purchase  our common stock to holders of record as of June
27, 2003.  Through this  prospectus,  we are offering the shares of common stock that rights holders may purchase upon exercising such subscription rights.

REASONS FOR THIS OFFERING

            In  approving  this  offering,  our  Board  of  Directors  carefully considered  our need for  additional  capital  and several  alternative  capital raising methods,  including a credit facility and a private  placement of equity securities.  The Board  also  considered  the  potential  change in  control  by
Newcastle and the potential dilution of the ownership  percentage of our current common stockholders caused by this offering.  While the ownership  percentage of our current common  stockholders  may decrease,  the Board  considered  that the magnitude of this dilution would be subject to, and dependent upon, the decision of each common  stockholder  whether to exercise their  subscription  rights for additional shares of our common stock in this offering.

            After  weighing the factors  discussed  above and the effect of this offering of generating  $10.0 million (less expenses related to the offering) in additional capital for us, the board of directors believes that this offering is the best  alternative  for capital  raising and is in the best  interests of our company and our stockholders. As described in "Use of Proceeds," the proceeds of this  offering  are  intended  to be used to repay the  Newcastle  Notes and any remaining  amounts will be used for additional  working capital for our business and other general corporate purposes.

                                       14

            Our Board of Directors  believes that this offering will  ultimately strengthen our financial condition through generating  additional cash, reducing our indebtedness, and increasing our stockholders' equity. See "Use of Proceeds"
and  "Capitalization".  However,  our  board  of  directors  is not  making  any recommendation as to whether you should exercise your subscription rights.

SUBSCRIPTION RIGHTS

            BASIC  SUBSCRIPTION  PRIVILEGE.  We  distributed  to the  holders of record of our common  stock,  at the close of business on June 27,  2003,  at no charge,  one  nontransferable  subscription  right for each  share of our common
stock  they  own.   The   subscription   rights  will  be  evidenced  by  rights
certificates.  Each subscription  right will entitle the holder to purchase 2.21 shares of our common stock.  You are not required to exercise any or all of your subscription rights.

            If,  pursuant to your  exercise  of your  subscription  rights,  the number of shares of common  stock you are  entitled to receive  would  result in your receipt of fractional  shares, the aggregate number of shares issued to you will be rounded down to the nearest whole  number.  You will not receive cash in lieu of fractional shares.

            OVER-SUBSCRIPTION  PRIVILEGE.  Subject to the  allocation  described below,  each subscription  right also grants each subscription  rights holder an over-subscription  privilege to purchase  additional  shares of our common stock that are not  purchased  by other  rights  holders  pursuant to the other rights holders'  basic  subscription  privileges.  You are  entitled to  exercise  your over-subscription  privilege  only  if  you  exercise  your  basic  subscription privilege in full.

            If you wish to exercise your over-subscription privilege, you should indicate the number of additional  shares that you would like to purchase in the space  provided  on  your  subscription  certificate.  When  you  send  in  your subscription  certificate,  you must also send the full  purchase  price for the number of additional  shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege).
If the number of shares  remaining after the exercise of all basic  subscription privileges  is not  sufficient  to satisfy all requests  for shares  pursuant to over-subscription  privileges,  you will be allocated additional shares pro-rata
(subject to elimination of fractional shares), based on the number of shares you purchased  through the basic  subscription  privilege in proportion to the total number of  shares  that you and other  over-subscribing  stockholders  purchased through the basic subscription  privilege.  However, if your pro-rata allocation exceeds the number of shares you  requested  on your  subscription  certificate, then you will  receive  only the number of shares  that you  requested,  and the remaining  shares  from your  pro-rata  allocation  will be divided  among other rights holders exercising their over-subscription privileges.

            As  soon  as  practicable  after  the  expiration  date,  Securities
Transfer  Corporation,  acting as our  subscription  agent,  will  determine the number  of  shares  of  common  stock  that  you may  purchase  pursuant  to the over-subscription  privilege.  You will receive certificates  representing these shares  as  soon  as  practicable  after  the  expiration  date  and  after  all pro-rations and adjustments have been effected.  If you request and pay for more shares than are  allocated  to you, we will  refund  that  overpayment,  without interest.  In connection with the exercise of the  over-subscription  privilege, banks,  brokers  and other  nominee  holders of  subscription  rights who act on behalf  of  beneficial  owners  will be  required  to  certify  to us and to the subscription  agent as to the aggregate number of subscription  rights that have been  exercised,  and the  number  of  shares  of  common  stock  that are being requested through the over-subscription  privilege,  by each beneficial owner on whose behalf the nominee holder is acting.

SUBSCRIPTION PRICE

            The subscription  price for a subscription right is $0.40 per share.
The per share price equals 55.0% of the current market price of our common stock determined  by averaging  the closing  price of our common stock on the AMEX for the five preceding trading days ending on July 29, 2003. The subscription  price does not  necessarily  bear any  relationship  to our  past or  expected  future results of operations,  cash flows,  current financial  condition,  or any other established  criteria for value. No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of this offering.

                                       15

DETERMINATION OF SUBSCRIPTION PRICE

            Our board of directors  set all of the terms and  conditions of this
offering,   including   the   subscription   price,   which  was  based  on  the
recommendation  of a special  committee of directors,  excluding those directors affiliated  with  Newcastle  who did  not  participate  (in  their  capacity  as directors)  in the  discussion,  consideration  or voting with  respect to these matters.  In  establishing  the  subscription  price,  our  board  of  directors considered the following factors:

            o    strategic alternatives for capital raising,

            o    the market price of our common stock,

            o    the pricing of similar transactions,

            o    the amount of proceeds desired,

            o    our business prospects,

            o    our recent and anticipated operating results, and

            o    general conditions in the securities markets.

            We determined  the 45.0%  discount to our current market price after taking into account the preceding factors. We did not seek or obtain any opinion of financial  advisors or investment  bankers in establishing  the  subscription price for the  offering.  You should not consider the  subscription  price as an indication of the value of our company or our common stock. We cannot assure you that you will be able to sell shares  purchased  during this offering at a price equal to or greater than the  subscription  price. On July 29, 2003, the closing sale price of our common stock was $0.51 per share.

EXPIRATION DATE, EXTENSIONS AND TERMINATION

            You may  exercise  your  subscription  right at any time before 5:00
p.m.,  New York City time,  on August 29,  2003,  the  expiration  date for this offering.  However,  we may  extend the  offering  period  for  exercising  your subscription  rights  from  time to time in our sole  discretion.  If you do not exercise your  subscription  rights before the expiration date, your unexercised subscription  rights will be null and void.  We will not be  obligated  to honor your exercise of  subscription  rights if the  subscription  agent  receives the documents  relating to your exercise  after the expiration  date,  regardless of when you  transmitted  the  documents,  unless you have timely  transmitted  the documents under the guaranteed delivery procedures described below.

            We have the sole  discretion to extend the expiration date from time to time by giving oral or written notice to the subscription  agent on or before the  scheduled  expiration  date.  If we elect to extend the  expiration of this offering,  we will issue a press release  announcing the extension no later than
9:00 a.m.,  New York City time, on the next business day after the most recently announced expiration date.

WITHDRAWAL AND AMENDMENT

            We reserve the right to withdraw or terminate  this  offering at any time for any reason. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds.

            We reserve the right to amend the terms of this offering. If we make an amendment that we consider significant, we will:

            o    mail notice of the amendment to all  stockholders  of record as of the record date;

            o    extend the expiration date by at least 10 days; and

            o    offer  all  subscribers  no less  than 10  days to  revoke  any subscription already submitted.

            The extension of the expiration date will not, in and of itself,  be treated as a significant amendment for these purposes.

                                       16

METHOD OF SUBSCRIPTION - EXERCISE OF SUBSCRIPTION RIGHTS

            You  may  exercise  your  subscription   rights  by  delivering  the
following to the  subscription  agent,  at or prior to 5:00 p.m.,  New York City time, on August 29, 2003, the date on which the rights expire:

            o    your properly  completed and executed rights  certificate  with
                 any  required   signature   guarantees  or  other  supplemental
                 documentation; and

            o    your full subscription  price payment for each share subscribed
                 for  under  your   basic   subscription   privilege   and  your
                 over-subscription privilege.

You should read and follow the instructions accompanying the rights certificate carefully.

SIGNATURE GUARANTEE MAY BE REQUIRED

            Your signature on each rights  certificate  must be guaranteed by an eligible  institution such as a member firm of a registered  national securities exchange or a member of the National Association of Securities Dealers, Inc., or
from a commercial bank or trust company having an office or correspondent in the
United States,  subject to standards and procedures  adopted by the subscription agent, unless:

            o    your  rights  certificate   provides  that  shares  are  to  be
                 delivered to you as record holder of those subscription rights;
                 or

            o    you are an eligible institution.

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

            You  should  deliver  your  rights  certificate  and  payment of the subscription  price or, if  applicable,  notice of guaranteed  delivery,  to the subscription  agent by mail,  by hand or by  overnight  courier  to:  Securities
Transfer Corporation,  2591 Dallas Parkway,  Suite 102, Frisco, Texas 75034. The
subscription agent's telephone number is (469) 633-0101.

            You are  responsible  for the  method  of  delivery  of your  rights certificate(s)  with your subscription price payment to the subscription  agent.
If you send your rights  certificate(s)  and subscription price payment by mail, we recommend  that you send them by  registered  mail,  properly  insured,  with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this offering expires.

            Do not  send  your  rights  certificate(s)  and  subscription  price payment to us.  Your  delivery  to an address  other than the  address set forth above will not constitute valid delivery.

METHOD OF PAYMENT

            Your payment of the subscription  price must be made in U.S. dollars for  the  full  number  of  shares  of  common  stock  you are  subscribing  (or over-subscribing) for by either:

            o    check or bank draft (cashier's check) drawn upon a U.S. bank or money order payable to the subscription agent; or

            o    wire  transfer  of   immediately   available   funds,   to  the
                 subscription  account  maintained by the subscription  agent at
                 Wells  Fargo  Bank  Texas,  N.A.,  ABA #  111900659,  Account #
                 9278791711, Account Name: Securities Transfer Corporation Trust
                 Account for Hallmark Financial.

RECEIPT OF PAYMENT

            Your payment will be considered  received by the subscription  agent only upon:

            o    receipt and clearance of any uncertified check,

            o    receipt by the  subscription  agent of any  certified  check or bank draft drawn upon a United States bank,  any money order or any funds transferred by wire transfers, or

            o    receipt  of good  funds  in the  subscription  agent's  account designated above.

            Please note that funds paid by  uncertified  personal check may take at least five business days to clear.  Accordingly,  if you wish to pay by means of an uncertified  personal check,  we urge you to make payment  sufficiently in advance of the expiration  date to ensure that the  subscription  agent receives

                                       17

cleared funds before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.

CALCULATION OF SUBSCRIPTION RIGHTS EXERCISED

            If you do not  indicate  the  number of  subscription  rights  being exercised,  or do not forward full payment of the total  subscription  price for the number of subscription  rights that you indicate are being  exercised,  then you will be deemed to have  exercised  your basic  subscription  privilege  with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent.

YOUR FUNDS WILL BE HELD BY THE  SUBSCRIPTION  AGENT UNTIL SHARES OF COMMON STOCK
ARE ISSUED

            The  subscription  agent will hold your payment of the  subscription price payment in a segregated  account with other  payments  received from other rights  holders  until we issue  your  shares to you.  If this  offering  is not completed,  or we do not apply  your full  subscription  price  payment  to your purchase  of shares of our common  stock,  the  subscription  agent will  return promptly, without interest, all excess subscription payments.

NO REVOCATION

            Once you have exercised your  subscription  privileges,  you may not revoke your exercise.  Subscription rights not exercised prior to the expiration date of this offering will expire.

NON-TRANSFERABILITY OF THE SUBSCRIPTION RIGHTS

            Except in the limited  circumstances  described below,  only you may exercise the basic subscription  privilege and the over-subscription  privilege.
You may not  sell,  give  away or  otherwise  transfer  the  basic  subscription privilege or the over-subscription privilege.

            Notwithstanding  the foregoing,  you may transfer your rights to any affiliate of yours and your rights also may be  transferred by operation of law;
for example a transfer of rights to the estate of the  recipient  upon the death of the recipient would be permitted.  As used in this paragraph, an affiliate of yours shall mean any person (for this purpose,  a person includes a partnership, corporation or other legal entity such as a trust or estate) which controls,  is controlled by or is under common control with you. If the rights are transferred as permitted,  evidence  satisfactory to us that the transfer was proper must be received by us prior to the expiration date of this offering.

ISSUANCE OF STOCK CERTIFICATES

            Stock  certificates  for shares  purchased in this  offering will be issued as soon as practicable after the expiration date. Our subscription  agent will  deliver  subscription  payments  to us  only  after  consummation  of this offering  and the  issuance  of  stock  certificates  to our  stockholders  that exercised rights. Unless you instruct otherwise in your subscription certificate form, shares purchased by the exercise of subscription rights will be registered in the name of the person exercising the rights.

GUARANTEED DELIVERY PROCEDURES

            If you wish to exercise  your  subscription  rights,  but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription  agent on or before the time your  subscription  rights expire, you may exercise your subscription  rights by the following  guaranteed delivery procedures:

            o     deliver your subscription price payment in full for each share you subscribed for under your  subscription  privileges in the manner set forth in "- Method of Payment" to the  subscription agent on or prior to the expiration date;

            o     deliver the form  entitled  "Notice of  Guaranteed  Delivery,"
                  substantially  in the form provided with the  "Instructions as to Use of Rights  Certificates"  distributed  with your rights certificates, at or prior to the expiration date; and

            o     deliver the properly completed rights  certificate  evidencing your rights being  exercised  and the related  nominee  holder certification,  if  applicable,  with any required  signatures guaranteed,  to the  subscription  agent within three business days following the date of your Notice of Guaranteed Delivery.

            Your  Notice  of   Guaranteed   Delivery   must  be   delivered   in
substantially  the same form provided with the  Instructions as to Use of Rights
Certificates,  which will be  distributed  to you with your rights  certificate.

                                       18

Your Notice of Guaranteed  Delivery must come from an eligible  institution,  or other eligible guarantee  institutions which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

            In your Notice of Guaranteed Delivery, you must state:

            o    your name;

            o    the number of  subscription  rights  represented by your rights certificates  and the number of shares of our common  stock you are subscribing (and over-subscribing) for; and

            o    your guarantee that you will deliver to the subscription  agent any rights certificates  evidencing the subscription rights you are  exercising  within three  business days following the date the  subscription  agent  receives  your  Notice of  Guaranteed
                 Delivery.

            You  may  deliver  your  Notice  of   Guaranteed   Delivery  to  the
subscription agent in the same manner as your rights certificates at the address set forth above  under " - Delivery  of  Subscription  Materials  and  Payment."
Alternatively,  you may  transmit  your  Notice of  Guaranteed  Delivery  to the subscription agent by facsimile transmission (Facsimile No.: (469) 633-0088). To confirm facsimile deliveries, you may call (469) 633-0101.

            Please call Timothy A. Bienek , our  President  and Chief  Operating
Officer,  at (817)  348-1600,  to request any  additional  copies of the form of
Notice of Guaranteed Delivery you may need.

DETERMINATIONS REGARDING THE EXERCISE OF YOUR SUBSCRIPTION RIGHTS

            We will decide all questions  concerning the  timeliness,  validity, form and  eligibility  of your  exercise  of your  subscription  rights  and our determinations will be final and binding. We, in our sole discretion,  may waive any defect or  irregularity,  or permit a defect or irregularity to be corrected within such time as we may determine.  We may reject the exercise of any of your subscription  rights because of any defect or irregularity.  We will not receive or accept any subscription  until all  irregularities  have been waived by us or cured by you within such time as we decide, in our sole discretion.

            Neither  we nor the  subscription  agent  will be under  any duty to notify you of any defect or  irregularity  in connection with your submission of rights  certificates  and we will not be liable for failure to notify you of any defect  or  irregularity.  We  reserve  the  right to reject  your  exercise  of subscription rights if your exercise is not in accordance with the terms of this offering or in proper form.  We will also not accept your  exercise of rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

            If you are given notice of a defect in your  subscription,  you will have five  business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect later than 5:00 p.m., New York City time, on August  29,  2003.  We will not  consider  an  exercise  to be made until all defects have been cured or waived.

NOTICE TO BANKERS, TRUSTEES OR OTHER DEPOSITARIES

            If you are a broker,  a trustee or a depositary  for  securities who holds  shares  of our  common  stock for the  account  of others at the close of business on the record date, you should notify the respective  beneficial owners of such shares of this offering as soon as possible to find out their intentions with  respect  to  exercising  their  subscription  rights.  You  should  obtain instructions from the beneficial owners with respect to the subscription rights, as set forth in the  instructions we have provided to you for your  distribution to beneficial owners. If the beneficial owner so instructs,  you should complete the appropriate  rights  certificates and submit them to the subscription  agent with the proper payment. If you hold shares of our common stock for the accounts of more than one beneficial  owner,  you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been  entitled  had they been direct  record  holders of our common stock on the record  date,  provided  that you,  as a nominee  record  holder,  make a proper showing to the  subscription  agent by  submitting  the form  entitled  "Nominee
Holder Certification" which we will provide to you with your offering materials.

NOTICE TO BENEFICIAL OWNERS

            If you are a beneficial  owner of shares of our common stock or will receive  your  subscription  rights  through a broker,  custodian  bank or other nominee, we will ask your broker,  custodian bank or other nominee to notify you of this offering.  If you wish to exercise your  subscription  rights,  you will need to have your broker,  custodian  bank or other  nominee act for you. If you hold  certificates  of our common  stock  directly and would prefer to have your broker,  custodian bank or other nominee exercise your subscription  rights, you

                                       19

should contact your nominee and request it to effect the transaction for you. To indicate  your  decision with respect to your  subscription  rights,  you should complete and return to your  broker,  custodian  bank or other  nominee the form entitled  "Beneficial  Owner  Election  Form." You should receive this form from your broker,  custodian bank or other nominee with the other offering materials.
If you wish to obtain a separate  rights  certificate,  you should  contact  the nominee as soon as possible and request that a separate  rights  certificate  be issued to you.

SHARES OF COMMON STOCK OUTSTANDING AFTER THIS OFFERING

            Upon the  issuance  of the  shares of common  stock  offered in this offering, 36,318,245 shares of common stock will be issued and outstanding. This would represent an approximate 211% increase in the number of outstanding shares of common stock.

EFFECTS OF OFFERING ON OUR STOCK OPTION PLANS AND OTHER PLANS

            As of June 30,  2003,  there were  outstanding  options to  purchase
1,353,500  shares of our common stock issued or committed to be issued  pursuant
to  stock  options  granted  by  us.  None  of  the  outstanding   options  have
anti-dilution  or other provisions for adjustment to exercise price or number of shares which will be automatically  triggered by this offering. Each outstanding and  unexercised  option will remain  unchanged and will be exercisable  for the same number of shares of common stock and at the same  exercise  price as before this offering.

RELATIONSHIP WITH NEWCASTLE

            On November 1, 2002,  Newcastle  Partners,  L.P. provided an interim financing facility to us, whereby we could borrow up to $9 million.  On November
1, 2002, we borrowed $6.5 million to purchase,  at a discount,  a $14.85 million promissory note in default, payable by Millers American Group, Inc. ("Millers").
In addition,  on December 3, 2002, we borrowed an  additional  $2.1 million from
Newcastle Partners to purchase the Commercial Lines Group from Millers Insurance
Company  ("MIC").  The  purchase  of  the  note  receivable  was  determined  by arm's-length  negotiations  between us and the seller of the note. The purchased note is  guaranteed  by  Trilogy  Holdings,  Inc.  ("Trilogy"),  a  wholly-owned intermediate holding company subsidiary of Millers, and is secured by all of the issued and outstanding  common stock of Millers  Insurance  Company  ("MIC"),  a
Texas based  property  and casualty  insurance  carrier,  and Phoenix  Indemnity
Insurance Company ("Phoenix"),  an Arizona based property and casualty insurance carrier, each of which is a wholly-owned subsidiary of Trilogy.

            Our  primary  purpose  for  acquiring  the  note  receivable  was to exchange a portion of the note  receivable  for 100% of the  outstanding  common stock of Phoenix. Effective January 1, 2003, we exchanged $7 million of the note receivable for 100% of the outstanding  common stock of Phoenix.  As of December
31,  2002 the  book  value of  Phoenix  was  approximately  $15.6  million.  The acquisition  allowed us to expand our current  property and casualty  operations into additional  states outside our traditional  Texas base. The remaining $7.85 million  principal  balance of the note  receivable  exceeded  our basis in such note, and therefore  could not be carried on our balance  sheet.  We also do not have any unpaid or accrued interest on such note reflected on our balance sheet.
We do not expect to collect any additional amounts on the note receivable due to the fact that  Millers is a holding  company,  which no longer  has any  ongoing operations.  Millers' principal operating subsidiaries were Phoenix and MIC. MIC was placed in  receivership  by the Texas  Department  of  Insurance in February
2003. At this time,  Millers has no known  operations or material  assets of any kind.

            The interim  financing  facility provides for fixed interest rate of
11.75%.  The unpaid principal balance and accrued and unpaid interest is due and payable at any time after September 30, 2003.

            Mark E. Schwarz,  our Chairman and Chief Executive  Officer,  is the
managing member of Newcastle Capital Group, L.L.C., which is the general partner of Newcastle Capital  Management,  L.P., which in turn is the general partner of
Newcastle Partners, L.P.

            Newcastle Partners, L.P. also currently owns 5,408,601 shares of our common stock (including currently  exercisable options to purchase 50,000 shares of  common  stock),  which is equal to  approximately  42.7% of our  outstanding shares of common stock. Mark E. Schwarz is deemed to beneficially own all of the shares owned by Newcastle due to his affiliation  therewith.  Newcastle has been
offered   its  pro  rata   portion  of  the   subscription   rights   (including
over-subscription  privilege).  If our other  stockholders  purchase  all of the shares offered to them for sale, Newcastle will purchase its pro rata amount and would  continue to  beneficially  own  approximately  42.7% of our common  stock outstanding. If no stockholders other than Newcastle exercise their subscription rights, Newcastle will purchase up to 25,000,000 shares in the offering. In that

                                       20

case,  Newcastle's  ownership  interest could be  approximately  80.7%,  and the aggregate  ownership  interest  of  the  other  outstanding  stockholders  could decrease to approximately  19.3%. Even if some stockholders other than Newcastle exercise  their  rights,  Newcastle  could  still  obtain a  majority  ownership interest pursuant to its subscription  rights.  As a result,  Newcastle may have the voting  power to control  the  election  of our board of  directors  and the approval of other matters presented for consideration by the stockholders, which could  include  mergers,  acquisitions,  amendments  to our  charter and various corporate governance actions.

SUBSCRIPTION AGENT

            We have appointed Securities  Transfers  Corporation as subscription agent  for this  offering.  We will pay the fees  and  certain  expenses  of the subscription  agent, which we estimate will total  approximately  $5,000.  Under certain  circumstances,  we may  indemnify the  subscription  agent from certain liabilities that may arise in connection with this offering.

FEES AND EXPENSES

            Other  than  for  fees  charged  by the  information  agent  and the subscription agent, you are responsible for paying any other commissions,  fees, taxes or  other  expenses  incurred  in  connection  with  the  exercise  of the subscription  rights.  Neither us, the  information  agent nor the  subscription agent will pay such expenses.

OTHER MATTERS

            We are not making this  offering in any state or other  jurisdiction in which it is unlawful to do so, nor are we selling or accepting  any offers to purchase any shares of our common stock from rights holders who are residents of those  states or other  jurisdictions.  We may delay  the  commencement  of this offering  in those  states or other  jurisdictions,  or change the terms of this offering,  in order to comply  with the  securities  law  requirements  of those states or other jurisdictions. We may decline to make modifications to the terms of this  offering  requested  by those states or other  jurisdictions,  in which case,  if you are a resident in those states or  jurisdictions,  you will not be eligible to participate in this offering.

            We will not be  required  to issue to you  shares  of  common  stock pursuant to this  offering if, in our  opinion,  you would be required to obtain prior  clearance or approval from any state or federal  regulatory  authority to own or control such shares if, at the time the subscription  rights expire,  you have not obtained such clearance or approval.

NO BOARD RECOMMENDATION

            An investment  in shares of our common stock must be made  according to each investor's evaluation of its own best interests.  Accordingly, our board of directors makes no  recommendation  to rights holders  regarding whether they should exercise their subscription rights.

IF YOU HAVE QUESTIONS ABOUT EXERCISING RIGHTS

            If you have  questions or need  assistance  concerning the procedure for exercising  subscription  rights,  or if you would like additional copies of this prospectus, the Instructions as to Use of Rights Certificates or the Notice
of Guaranteed Delivery,  you should contact Timothy A. Bienek, our President and
Chief Operating Officer,  or the subscription  agent at the following  addresses and telephone numbers:

                                Timothy A. Bienek
                        Hallmark Financial Services, Inc.
                           777 Main Street, Suite 1000
                             Fort Worth, Texas 76201
                            Telephone: (817) 348-1600

                                       or

                             The Subscription Agent:
                         Securities Transfer Corporation
                         2591 Dallas Parkway, Suite 102
                               Frisco, Texas 75034
                            Telephone: (469) 633-0101

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             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

            The following  discussion is a summary of the material U.S.  federal income tax  consequences  of (i) the  dividend by us of  subscription  rights to holders  of common  stock that hold such  stock as a capital  asset for  federal income tax purposes,  and (ii) the exercise of such rights.  This  discussion is based on laws, regulations,  rulings and decisions in effect on the date of this prospectus,  all of which are  subject  to  change  (possibly  with  retroactive effect)  and to  differing  interpretations.  This  discussion  applies  only to holders that are U.S. persons,  which is defined as a citizen or resident of the
United States, a domestic partnership, a domestic corporation, any estate (other than a foreign  estate),  and any  trust so long as a court  within  the  United
States is able to exercise primary  supervision over the  administration  of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Generally,  for federal income tax purposes an estate is classified as a "foreign estate" based on the location of the estate assets, the country of the estate's  domiciliary  administration,  and the  nationality  and residency of the domiciliary's personal representative.

            This  discussion  does not  address  all  aspects of federal  income taxation  that  may  be  relevant  to  holders  in  light  of  their  particular circumstances  or to holders who may be subject to special tax  treatment  under the Internal Revenue Code of 1986, as amended,  including  holders of options or warrants,  holders who are dealers in  securities or foreign  currency,  foreign persons (defined as all persons other than U.S. persons),  insurance  companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common  stock as part of a hedge,  straddle,  conversion  or other risk reduction transaction,  or who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

            We have not  sought,  and will not seek,  an opinion of counsel or a ruling from the  Internal  Revenue  Service  regarding  the  federal  income tax consequences  of the  distribution  of the rights or the related share issuance.
The following  summary does not address the tax consequences of the distribution of the rights or the related share issuance under foreign,  state,  or local tax laws.  ACCORDINGLY,  EACH  HOLDER OF COMMON  STOCK  SHOULD  CONSULT  ITS OWN TAX
ADVISOR WITH RESPECT TO THE PARTICULAR TAX  CONSEQUENCES OF THE  DISTRIBUTION OF
THE RIGHTS OR THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

            The federal income tax  consequences for a holder of common stock on the  receipt of  subscription  rights  and the  exercise  of such  rights are as follows:

            o   A holder will not recognize  taxable  income for federal  income tax  purposes in  connection  with the  receipt of  subscription rights.

            o   Except as provided in the following  sentence,  the tax basis of the  subscription  rights  received by a holder will be zero. If either (i) the fair market value of the  subscription  rights on the date such subscription rights are distributed is equal to at least 15% of the fair  market  value on such date of the  common stock with respect to which the subscription rights are received or (ii) the holder irrevocably  elects, by attaching a statement to its federal  income tax return for the taxable  year in which the  subscription  rights are received,  to allocate part of the tax basis of such common stock to the subscription  rights, then upon exercise of the subscription rights, the holder's tax basis in the common stock will be  allocated  between the common stock and the  subscription  rights in proportion to their  respective fair  market  values  on the date the  subscription  rights  are distributed.  A holder's  holding  period  for the  subscription rights received will include the holder's holding period for the common stock with respect to which the subscription  rights were
                received.   We  believe  that  the  fair  market  value  of  the
                subscription rights will not exceed 15% of the fair market value of the common stock to which the subscription rights relate.

            o   A holder that allows the subscription  rights received to expire will not  recognize  any gain or loss,  and the tax basis of the common  stock owned by such  holder  with  respect to which such subscription  rights were  distributed  will be equal to the tax basis of such common stock immediately before the receipt of the subscription rights.

            o   A holder will not  recognize  any gain or loss upon the exercise of the subscription rights.

                                       22

            o   The tax basis of the common stock acquired  through  exercise of the  subscription  rights will equal the sum of the subscription price for the common stock and the  holder's tax basis,  if any, in the subscription rights as described above.

            o   The  holding  period  for  the  common  stock  acquired  through exercise of the  subscription  rights will begin on the date the subscription rights are exercised.

                              PLAN OF DISTRIBUTION

            We are offering the shares of our common stock underlying the rights directly to you. We have not employed any brokers,  dealers or  underwriters  in connection  with the  solicitation  or exercise of  subscription  rights in this offering and no  commissions,  fees or discounts will be paid in connection with this offering.  Securities  Transfer  Corporation is acting as our  subscription agent to effect the  exercise of the rights and the  issuance of the  underlying shares  of  common  stock.  Therefore,  we  anticipate  that our  officers'  and employees' role will be limited to:

            o    Responding to inquiries of potential  purchasers,  provided the
                 response   is  limited   to   information   contained   in  the
                 registration statement of which this prospectus is a part; and

            o    Ministerial   and   clerical   work   involved   in   effecting
                 transactions  pertaining  to  the  sale  of  the  common  stock underlying the rights.

            We intend to  distribute  and deliver this  prospectus by hand or by mail  only,  and not by  electronic  delivery.  Also,  we intend to use  printed prospectuses only, and not any other forms of prospectus.

            We have distributed to the holders of record of our common stock, at the close of  business  on June 27,  2003,  at no  charge,  one  nontransferable
subscription   right  for  each  share  of  our  common  stock  they  own.  Each subscription  right is a right to purchase  2.21 shares of our common  stock and carries  with  it  a  basic  subscription  privilege  and  an  over-subscription privilege.  The basic  subscription  privilege  of each  right  entitles  you to purchase  2.21 shares of our common stock at a  subscription  price of $0.40 per share.  You may  exercise  any number of your  subscription  rights,  or you may choose not to exercise  any  subscription  rights.  We will not  distribute  any fractional shares or pay cash in lieu of fractional  shares, but will round down the aggregate  number of shares you are entitled to receive to the nearest whole number.

            We do not expect that all of our  stockholders  will exercise all of their basic subscription privileges. By extending  over-subscription  privileges to our  stockholders,  we are providing  stockholders that exercise all of their basic subscription privileges with the opportunity to purchase those shares that are not purchased by other stockholders.

            If you wish to exercise your over-subscription privilege, you should indicate the number of additional  shares that you would like to purchase in the space  provided  on  your  subscription  certificate.  When  you  send  in  your subscription  certificate,  you must also send the full  purchase  price for the number of additional  shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege).
If the number of shares  remaining after the exercise of all basic  subscription privileges  is not  sufficient  to satisfy all requests  for shares  pursuant to over-subscription  privileges,  you will be allocated additional shares pro-rata
(subject to elimination of fractional shares), based on the number of shares you purchased  through the basic  subscription  privilege in proportion to the total number of  shares  that you and other  over-subscribing  stockholders  purchased through the basic subscription  privilege.  However, if your pro-rata allocation exceeds the number of shares you  requested  on your  subscription  certificate, then you will  receive  only the number of shares  that you  requested,  and the remaining  shares  from your  pro-rata  allocation  will be divided  among other rights holders exercising their over-subscription privileges.

            As  soon  as  practicable  after  the  expiration  date,  Securities
Transfer  Corporation,  acting as our subscription  agent, and we will determine the  number of shares of common  stock  that you may  purchase  pursuant  to the over-subscription  privilege.  You will receive certificates  representing these shares as soon as practicable  after the expiration date. If you request and pay for more shares  than are  allocated  to you,  we will refund that  overpayment, without  interest.  In  connection  with the  exercise of the  over-subscription privilege,  banks,  brokers and other nominee holders of subscription rights who act on behalf of beneficial  owners will be required to certify to us and to the

                                       23

subscription  agent as to the aggregate number of subscription  rights that have been  exercised,  and the  number  of  shares  of  common  stock  that are being requested through the over-subscription  privilege,  by each beneficial owner on whose behalf the nominee holder is acting.

            We will pay Securities Transfer Corporation, the subscription agent, a fee of approximately $5,000 plus expenses, for its services in connection with this offering.  We also have agreed to indemnify under certain circumstances the subscription  agent  from any  liability  it may incur in  connection  with this offering.

            We expect that shares of our common  stock  issued upon the exercise of  subscription  rights will be traded on the American Stock Exchange  Emerging
Company  Marketplace  under the symbol  "HAF.EC,"  the same symbol our currently outstanding shares of common stock now trade.

                                  LEGAL MATTERS

            The validity of the shares of common stock offered  hereby,  and the description in this  prospectus of the U.S.  federal income tax  consequences of this offering,  will be passed upon for us by Olshan Grundman Frome Rosenzweig &
Wolosky LLP, New York, New York.

                                     EXPERTS

            The  consolidated   financial   statements  of  Hallmark   Financial
Services,  Inc.  at December  31,  2002 and 2001,  and for the years then ended, appearing  in our annual  report on Form 10-KSB for the year ended  December 31,
2002 have been audited by  PricewaterhouseCoopers  LLP, independent accountants, as set  forth  in their  report  thereon  included  therein.  Such  consolidated financial  statements are incorporated herein by reference in reliance upon such report  given  on the  authority  of such  firm as  experts  in  accounting  and auditing.

                                MATERIAL CHANGES

            On May 30, 2003,  Phoenix  Indemnity  Insurance  Company  (PIIC),  a
wholly owned  subsidiary of ours, was served with a suit from the Superior Court of the  State of  Arizona  in and for the  County  of Pima,  alleging  breach of contract  and bad faith in  connection  with  PIIC's  denial of  coverage  in an automobile  accident.  The  plaintiffs  have filed an offer of  judgment  in the amount of $15 million.  PIIC believes the suit is without merit and has filed an answer  denying  each and every  allegation  in the  case.  The suit is still in pre-trial  discovery  stage.  Unless a favorable  settlement can be reached,  we intend to vigorously  defend PIIC against all claims  asserted by the plaintiffs in the case.

                       WHERE YOU CAN FIND MORE INFORMATION

            We are subject to the  informational  requirements of the Securities
Exchange Act of 1934.  Accordingly,  we file reports, proxy statements and other information  with the SEC. You may read and copy any materials that we file with the  SEC  at  the  SEC's  Public  Reference  Room  at 450  Fifth  Street,  N.W.,
Washington,  D.C.  20549 upon  payment of the  prescribed  fees.  You may obtain information on the operation of the Public  Reference Room by calling the SEC at
1-800-SEC-0330.  The SEC also maintains an Internet site that contains  reports, proxy and information  statements and other materials that are filed through the
SEC's Electronic Data Gathering,  Analysis, and Retrieval, or EDGAR, system. You can access this web site at  HTTP://WWW.SEC.GOV.  Our common  stock is listed on the American Stock  Exchange  Emerging  Capital  Markets.  These reports,  proxy statements and other  information  can also be read and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

            The SEC allows us to  "incorporate  by reference" the information we file with the SEC. This permits us to disclose  important  information to you by referencing  these  filed  documents.  Any  information  referenced  this way is considered part of this prospectus, and any information filed with the SEC after the date on the cover of this prospectus will  automatically be deemed to update and supercede this information. We incorporate by reference the documents listed below and any future  filings made by us with the SEC file number  0-16090 under

                                       24

Sections  13(a),  13(c),  14 or 15(d) of the Exchange  Act of 1934,  as amended, until all of the securities described in this prospectus are sold:

            o    our annual  report on Form  10-KSB for the year ended  December
                 31, 2002,

            o    our quarterly  report on Form 10-QSB for the period ended March
                 31, 2003,

            o    our current report on Form 8-K, filed on January 29, 2003,

            o    our current report on Form 8-K/A, filed on February 14, 2003,

            o    our current report on Form 8-K/A, filed on April 14, 2003,

            o    our current report on Form 8-K/A, filed on May 13, 2003,

            o    our current report of Form 8-K, filed on June 17, 2003, and

            o    the   description   of  our  common  stock   contained  in  our
                 resignation statement on Form 8-A filed with the SEC on July 8,
                 1992,  including all  amendments and reports filed for purposes of updating such description.

            This  prospectus is part of a registration  statement filed with the
SEC.  This  prospectus  does not contain all the  information  contained  in the registration statement. The full registration statement can be obtained from the
SEC.  This  prospectus  contains a general  description  of our  company and the securities being offered for sale. You should read this prospectus together with the additional information incorporated by reference.

            You can request a copy of any document  incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

                        Hallmark Financial Services, Inc.
                           777 Main Street, Suite 1000
                             Fort Worth, Texas 76201
                 Attention: Timothy A. Bienek, President and COO
                            Telephone: (817) 348-1600

                           FORWARD-LOOKING STATEMENTS

            We believe that certain  statements  contained  or  incorporated  by reference in this prospectus are "forward-looking statements" within the meaning of the  Private  Securities  Litigation  Reform  Act of 1995 and are  considered prospective.  The following  statements  are or may  constitute  forward-looking statements within the meaning of the Private Securities Litigation Reform Act of
1995:

            o    statements before,  after or including the words "may," "will,"
                 "could," "should," "believe," "expect," "future,"  "potential,"
                 "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations of these words, and

            o    other statements about matters that are not historical facts.

            We may be  unable to  achieve  the  future  results  covered  by the forward-looking  statements.  The statements are subject to risks, uncertainties and other factors that could cause actual results to differ  materially from the future results that the statements  express or imply. See "Risk Factors" on page
6. Please do not put undue reliance on these forward-looking  statements,  which speak only as of the date of this prospectus.

                                       25